EXHIBIT 5.7

CONSENT OF J. COX

The undersigned hereby consents to the use of their report entitled “Technical Report on the Côté Gold Project, Ontario, Canada” effective June 30, 2022, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Jason J. Cox
Jason J. Cox, P.Eng.
Global Technical Director and Principal Mining Engineer
SLR Consulting (Canada) Ltd.

Dated: November 7, 2024